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                                   EXHIBIT 99

            Agreement to furnish copies of long-term debt instruments

On February 3, 1997, the Company obtained a $7,500,000, seven-year term loan from Fleet Bank, which is payable in quarterly installments of $270,000 commencing March 31, 1997 with a final payment of $210,000 on March 31, 2004. The interest rate is equal to the LIBOR plus 160 basis points for each 90-day interest period.

On February 5, 1997, ACMAT Corporation issued a $12,000,000, eight-year term loan to AIG Life Insurance Company and American International Life Assurance Company of New York, which is payable in annual payments of $1,500,000 commencing January 31, 1998, with interest at prime rate (8-1/2%). The interest rate is equal to the prime rate, however, the interest rate shall not exceed 9-1/4% and it shall not be less than 7-1/4%.

The Company hereby agrees to furnish a copy of these debt instruments upon request of the Securities and Exchange Commission.


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